EXHIBIT 99.1

Press Release

EMCORE CORPORATION NAMES DR. HONG Q. HOU PRESIDENT AND CHIEF OPERATING OFFICER
-- Reuben F. Richards, Jr. to become Chairman of the Board in 2008

Somerset, NJ - December 20, 2006 - EMCORE CORPORATION (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite and terrestrial solar power markets, today announced that Dr. Hong Q. Hou, Vice President and General Manager of EMCORE’s Ortel Division, has been named President and Chief Operating Officer and a Director of the Company. Dr. Hou will report to the Chief Executive Officer, Reuben F. Richards, Jr.

In addition, Reuben F. Richards, Jr. will continue as Chief Executive Officer until the Company’s annual shareholder meeting in 2008, after which he will become the Chairman of the Board, and Dr. Thomas Russell, the current chairman, will become Chairman Emeritus and Lead Director. Dr. Hou has been offered the position of Chief Executive Officer after Mr. Richards becomes Chairman. Scott T. Massie, an Executive Vice President and Chief Operating Officer of the Company, has resigned as an officer of EMCORE and will leave the Company at the end of December to pursue other opportunities.

“Dr. Hou has been an invaluable contributor in virtually all aspects of EMCORE’s business over the past eight and a half years,” Mr. Richards said. “His keen strategic vision and exemplary leadership have been critical in helping to position the Company in today’s technologies and markets. I look forward to working with him over the next year as Chief Executive Officer and following that as EMCORE’s Chairman. We are extremely grateful that Tom Russell will continue to serve as Chairman Emeritus and Lead Director after this transition and will continue to contribute his knowledge and insights to EMCORE’s development. We also want to express our appreciation to Scott Massie for his service to EMCORE and we wish him the best in his future endeavors.”

EMCORE also announced that Dr. Richard A. Stall has resigned his seat on the Company’s Board, but will continue to serve as EMCORE’s Chief Technology Officer, Executive Vice President and General Manager of the EMCORE Solar Power Division. Dr. Stall advised the Board that with the election of Dr. Hou, the Board will continue to have a strong technically advanced director, as well as another inside director, and that accordingly this would be an opportunity for him to devote himself 100 percent to his operating role.

“We are confident the changes we are announcing today will ensure that EMCORE will have a strong leadership team as we pursue our long-term strategic plans and operating objectives,” Mr. Richards added.

In connection with the changes announced today, the Board amended various provisions of the Company’s By-Laws to immediately separate the positions of President and Chief Executive Officer and to establish a corporate officer to hold the title of Chairman of the Board following the Company’s annual shareholder meeting in 2008. Among other things, the changes provide that following the 2008 annual meeting, the Chairman will have responsibility for the strategy and policy of the Company and will be subject to the authority and supervision of the Board of Directors. The Chief Executive Officer will have responsibility for the business and affairs of the Company, subject only to the authority of the Chairman and the Board. A complete copy of the By-Laws reflecting the amendments is included as an exhibit in a Current Report on Form 8-K filed today by the Company.

Dr. Hou, 42, joined EMCORE in March 1998 and has served in a variety of leadership roles. He co-started EMCORE’s Photovoltaics Division, and subsequently managed the Fiber Optics Division, before becoming Vice President and General Manager of EMCORE’s Ortel Division. From 1995 to 1998 he was a Principal Member of the Technical Staff at Sandia National Laboratories, a Department of Energy weapon research lab managed by Lockheed Martin. Prior to that, he served with AT&T Bell Laboratories, engaging in research on high-speed optoelectronics devices. He holds a Ph.D. in electrical engineering from the University of California at San Diego. He has published over 150 journal articles and holds seven U.S. patents.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and solar power markets. EMCORE’s Fiber Optic segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE’s Photovoltaic segment provides products for both satellite and terrestrial applications.  For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

***
EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

KEKST AND COMPANY
Fred Spar
(212) 521-4813
OR
Joseph Kuo
(212) 521-4863